UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2011

Harmonic Energy, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	26-0164981
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Lower Ground Floor, 37 Brunswick Square, Hove, East Sussex, BN3 1ED, United Kingdom (Address of principal executive offices)

+44 (0) 1273-78-2488
(Issuer’s telephone number)

#406 - 917 85th Street SW, Suite 167, Calgary, Alberta, Canada T3H 5K2 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 16, 2011, our board of directors appointed Adrian R.J Smith, Jamie Mann, and Hiro Tanaka to serve on the board of directors. In addition, our board of directors appointed new executive officers as follows:

•         Jamie Mann – Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer

•         Adrian A.J. Smith – Chairman of the Board of Directors

Immediately following these appointments, the board accepted the resignation of Dan Forigo as our former CEO, CFO, President, and director. In addition, the board accepted the resignation of Eden Ho as our former Secretary and director. There were no known disagreements with Mr. Forigo or Mr. Ho regarding our operations, policies, or practices.

Adrian A.J. Smith, our newly-appointed Chairman of the Board and Director, is the Chief Executive Officer of The Woolton Group LLC, an international advisory group with offices in Florida and London. He also serves on the boards of RTI Biologics, Inc. (NASDAQ:RTIX) and Byotrol Plc. (UK AIM:BYOT). He is also the chairman of Premier Credit Ltd. and Addpower UK Ltd. Prior board experience includes service as the non-executive chairman of Gaming VC S.A. and also the Carter & Carter Group Plc. As the non-executive chairman of Carter and Carter from 2003 -2005, he led the board through two acquisitions and a flotation on the London Stock Exchange. Current advisory projects include renewable energy, clean technology, the global telematics industry, and the development of qualitative consumer research in the BRICM countries (Brazil, Russia, India, China and Mexico). Mr. Smith retired from Deloitte Touche Tohmatsu in 2004, after serving as the managing partner for global marketing and communication. Before joining Deloitte in 2000, he had held the CEO position at Grant Thornton LLP in the US, and was a worldwide managing partner at Arthur Andersen LLP from 1991 to 1997. Mr. Smith also serves on the board of a non-profit business in Florida -- the Education Foundation of Indian River County.

Mr. Smith spent 13 years with Procter and Gamble in the United Kingdom beginning 1966, before joining Ecolab Inc. in 1979 as a vice president for consumer marketing operations in Europe. He relocated with Ecolab to the USA in 1981 as the senior vice president responsible for international marketing, research and development. He also managed the Asia Pacific subsidiary operations before relocating to Toronto in 1988 as president of Ecolab Canada. He was an interim managing director at Datacard, in the UK from 1990 to 1991.

Jamie Mann, our newly-appointed Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director, has been working in the waste conversion sector since the establishment of Kouei Industries in 2004 and was part of the team that formed Klean Industries Inc. in 2005. Mr. Mann has since brought together a team of tire management specialists, waste processing experts, and a network of contacts in the waste and recycling industry. Focusing on developing the markets for carbonization recyclate, he has been working with companies such as BP and Ford. Prior to joining Klean, Mr. Mann ran ProSource International, a UK based trading company which he established in 1993. He has over a decade of experience in textile engineering and manufacturing of polymer based products. ProSource traded with some of the largest blue chip companies in its sector, such as Wal-Mart, Coca Cola & H&M Hennes & Mauritz AB.

Hiro Tanaka, our newly-appointed Director, is a key contributor to establishing tire re-treading and energy recovery technologies and has been involved in sales for over 20 years. Mr. Tanaka was previously a senior sales executive for Kyocera Japan and was their sales leader. Mr. Tanaka is also the founder and publisher of the Planet Newspaper in Tokyo and has dedicated the vast majority of his time over the past 10 years to developing sustainability and environmental stewardship programs both in Japan and throughout Southeast Asia. Mr. Tanaka believes in continuing education and has helped develop a form of free media in Japan that targets Japanese youth as a means of educating them in English about the environmental concerns facing not only Japan but the world today. Mr. Tanaka also has many charitable achievements.

There are no family relationships among any of our current or former directors or executive officers.

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Jamie Mann is currently our majority shareholder and owns approximately 91.39% of our currently issued and outstanding common stock. Our newly-appointed officers and directors have not had any other material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

We currently have no specific compensation arrangements with our newly appointed officers and directors. We will make additional disclosures regarding such arrangements when they are reached.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

Following the appointments and resignations described above, our corporate offices have been moved and our phone number has changed. Our new office address and phone number is:

Lower Ground Floor

37 Brunswick Square

Hove

East Sussex, BN3 1ED, United Kingdom

Phone: +44 (0) 1273-78-2488

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harmonic Energy, Inc.

/s/ Jamie Mann

Jamie Mann

Chief Executive Officer

Date: December 20, 2011

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